Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-149378, Form S-8 No. 333-151629, and S-8 No. 333-153065) of Standard Pacific Corp. and subsidiaries and in the related Prospectus of our reports dated February 23, 2009, with respect to the consolidated financial statements of Standard Pacific Corp. and subsidiaries, and the effectiveness of internal control over financial reporting of Standard Pacific Corp. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

Irvine, California
February 23, 2009